Exhibit 99.23(i)

Matthew A. Chambers

+1 202 663 6591 (t)

+1 202 663 6363 (f)

matthew.chambers@wilmerhale.com

April 27, 2009

Lord Abbett Global Fund, Inc.

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 32 under the Investment Company Act of 1940, as amended), of Lord Abbett Global Fund, Inc., a Maryland Corporation (the “Company”), and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of the following classes of the following series of the Company (collectively, the “Shares”): Lord Abbett Developing Local Markets Fund (Classes A, B, C, F, I, P, R2, and R3) and Lord Abbett Global Allocation Fund (Classes A, B, C, F, I, P, R2, and R3).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.  We have also assumed that the number of shares issued does not exceed the number authorized.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, when issued and paid for in cash at net asset value in accordance with the terms as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations.  We consent to the filing of this opinion solely in connection with the Amendment.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006
Baltimore	Beijing	Berlin	Boston	Brussels	London	New York	Oxford	Palo Alto	Waltham	Washington

Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner